EXHIBIT 16


                                Maurice M. Morton
                           Certified Public Accountant



April 12, 2004



United States Securities and
    Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      New Frontier Energy, Inc./Change in Accountants

Dear Sir or Madam:

Pursuant to the request of the above named company, I affirm that:

(1) I have read the disclosure contained in the Company's Amendment No. 5 to Form SB-2, S.E.C. File No. 333-106832, as filed with the Commission on April 12, 2004, regarding a change in accountants which appears on page 51 of that registration statement; and

(2) I agree with the information provided by the Company and contained therein as it relates to my firm.


Very truly yours,


/s/ Maurice M. Morton
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Maurice M. Morton, CPA